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                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                            Computation in Support of
                       Ratio of Earnings to Fixed Charges
                               Years 1991 to 1995
                             (Thousands of Dollars)

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                                    1995       1994       1993       1992       1991
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

EARNINGS
 Net Income                       $723,850   $734,270   $658,522   $604,088   $566,910
 Federal Income Tax                328,600    374,500    270,800    252,600    209,900
 Federal Income Tax Deferred        78,330     73,710    106,470     81,670     94,950
 Investment Tax Credits Deferred    (9,310)    (9,620)   (12,260)   (13,800)   (13,800)
  Total Earnings Before
    Federal Income Tax           1,121,470   1,172,860  1,023,532    924,558    857,960
 Fixed Charges*                    350,254     327,352    320,554    315,305    314,661

 Total Earnings Before
   Federal Income Tax
    and Fixed Charges           $1,471,724  $1,500,212 $1,344,086 $1,239,863 $1,172,621



*FIXED CHARGES
 Interest on Long-Term Debt       $287,842    $277,684   $272,781   $270,468   $269,420
 Amortization of Debt Discount,
 Premium and Expenses               14,075      11,376      8,975      3,974      1,941
 Interest Component of Rentals      19,383      18,439     19,077     19,175     20,778
 Other Interest                     28,954      19,853     19,721     21,688     22,522

  Total Fixed Charges             $350,254    $327,352   $320,554   $315,305   $314,661


Ratio of Earnings
 to Fixed Charges                    4.20         4.58        4.19       3.93       3.73


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